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                                                                    EXHIBIT 99.1

                             SOUTHWEST BANKS, INC.

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                        To be held on June 17, 1996

To the Shareholders of
Southwest Banks, Inc.:

        Notice is hereby given that a Special Meeting of Shareholders (the "Special Meeting") of Southwest Banks, Inc. ("Southwest"), will be held at
                  , Naples, Florida on Monday, June 17, 1996, at 5:00 p.m., local time, for the following purposes:

        (1) To consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of February 2, 1996 (the "Merger Agreement"), among Southwest, F.N.B. Corporation ("FNB") and Southwest Affiliation Corporation, a wholly owned subsidiary of FNB ("SWAC"), pursuant to which SWAC will be merged with and into Southwest, with Southwest thereby becoming a wholly-owned subsidiary of FNB, and in which each issued and outstanding share of Southwest Common Stock will be converted into the right to receive 0.78 shares of FNB Common Stock; and

        (2) To transact such other business incidental to the conduct of the Special Meeting as may properly come before the Special Meeting or any adjournments or postponements thereof.

        The Merger Agreement is more completely described in the accompanying Proxy Statement/Prospectus, and a copy of the Merger Agreement is attached as Appendix A to the accompanying Proxy Statement/Prospectus.

        Only holders of record of Southwest Common Stock, at the close of
business on              , 1996 will be entitled to notice of, and to vote at,
the Special Meeting or any adjournments or postponements thereof. The affirmative vote of the holders of a majority of the outstanding shares of Southwest Common Stock, exclusive of shares owned by FNB, is required for adoption of this Merger Agreement.

        Whether or not you plan to attend the Special Meeting in person, please complete, sign and date the enclosed proxy and return it promptly in the enclosed postage prepaid envelope. Your proxy may be revoked at any time before it is voted by signing and returning a later dated proxy with respect to the same shares, by filing with the Secretary of Southwest a written revocation bearing a later date, or by attending and voting at the Special Meeting.

                                        By Order of the Board of Directors

                                        Todd H. Katz
                                        Secretary

Naples, Florida
            , 1996


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                            WHETHER OR NOT YOU PLAN
                            TO ATTEND THIS MEETING,
                          PLEASE COMPLETE, SIGN, DATE
                      AND RETURN THE ENCLOSED PROXY CARD.
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